News Release			Exhibit 99.1
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Immediate Release

Axalta Appoints Carl Anderson as Senior Vice President and Chief Financial Officer

GLEN MILLS, Pa., July 19, 2023 -- Axalta Coating Systems Ltd. (NYSE: AXTA) (“Axalta” or the “Company”), a leading global coatings company, today announced that Carl Anderson has been appointed Senior Vice President and Chief Financial Officer (“CFO”), effective August 14, 2023. Mr. Anderson will succeed Sean Lannon, who will be leaving the Company to pursue other opportunities.

Mr. Anderson is a seasoned financial executive with decades of corporate strategy and financial leadership experience in the global industrial and automotive sectors. He joins Axalta from XPO, Inc., one of North America’s largest freight transportation providers, where he has served as CFO since November 2022. Prior to XPO, he spent more than 16 years at Meritor, Inc., a leading global supplier for commercial vehicle manufacturers, where he served as CFO for more than three years in addition to holding numerous other financial leadership positions. He brings extensive experience building finance and investor relations functions and a demonstrated track record spearheading growth and shareholder value creation initiatives, including M&A, increasing supply chain efficiency and driving successful expansion into new end markets.

“Carl brings more than 25 years of experience in the transportation industry with deep expertise in the commercial vehicle market, and I am thrilled he has decided to join Axalta at such an exciting time for the company and our shareholders,” said Chris Villavarayan, Chief Executive Officer and President of Axalta. “Carl’s leadership of finance organizations for one of the largest LTL carriers in North America as well as a global commercial vehicle supplier will provide a unique perspective for our business. I believe he will be a tremendous partner to build on our momentum to position Axalta for accelerated growth and market leadership, and value creation.”

Mr. Anderson said, “It is a privilege to step into the CFO role and join a company with such a rich and celebrated history. Axalta has built something special over the last 150-plus years and I look forward to working with the rest of the executive team and Axalta’s exceptional Finance organization to build on Axalta’s outstanding performance and continue furthering the company’s profitable growth trajectory.”

Mr. Villavarayan added, “On behalf of our Board and our entire management team, I want to thank Sean for his many contributions to Axalta throughout his 10 years with the Company. His efforts in advancing our strategic objectives have positioned us for continued strong performance in the years to come. We wish him the best in his future endeavors.”

As previously communicated, Axalta will release its second-quarter 2023 financial results after the close of trading on August 1, 2023, with Mr. Villavarayan and Mr. Lannon hosting a call to discuss the results on August 2.

About Carl Anderson
Carl Anderson has served as Chief Financial Officer for XPO, Inc., a $7.7 billion provider of asset-based trucking transportation services, since 2022. Prior to XPO, he was Senior Vice President & CFO at Meritor, Inc., a leading supplier of OEM and aftermarket parts for commercial vehicle and industrial markets, where he previously served as Group Vice President, Finance; Treasurer; Assistant Treasurer; and Director, International Capital Markets, Risk Management and Corporate Insurance throughout his 16-year tenure. Earlier, he held treasury and financial planning roles at General Motors Acceptance Corporation after beginning his career with First Chicago Corporation. He earned a master’s degree in business administration from Wayne State University and a bachelor’s degree in economics from Michigan State University.
About Axalta
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us on Facebook, LinkedIn and @axalta on Twitter.

Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries. Axalta has identified some of these forward-looking statements with words such as “believe” and “look forward” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, geopolitical and technological factors outside of Axalta’s control, including the effects of COVID-19 and risks and uncertainties associated with the CFO transition of Axalta, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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